                                                                   EXHIBIT 10.35

                               License Agreement

This Agreement made as of this 21st day of December, 2000 ("Effective Date") by and between Genencor International, Inc., a Delaware corporation with its principal place of business at 925 Page Mill Road, Palo Alto, CA 94304 ("GCOR") and Protein Polymer Technologies, Inc., a Delaware corporation with its principal place of business at 10655 Sorrento Valley Road, San Diego, CA 92121 ("PPT").

WHEREAS, PPT has developed certain technology, know-how and intellectual property relating to recombinant, repetitive unit proteins and peptides and is willing to license said technology, know-how and intellectual property to GCOR;

WHEREAS, GCOR desires to obtain an exclusive license to said technology, know-how and intellectual property relating to recombinant, repetitive unit proteins and peptides from PPT;

WHEREAS, PPT and GCOR have entered into a Confidential Disclosure Agreement, Effective Date August 2, 1999, as amended, pursuant to which the parties have been discussing terms and conditions for a license and now wish to conclude such a transaction;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

                            Article I - Definitions

The following definitions shall control the construction of each of the following terms wherever they appear in this Agreement:

1.1 "Additional Application Fields" shall mean the use of a Licensed Product in any application within the Field but outside the specific Application Fields enumerated in Section 1.2.

1.2 "Application Fields" shall mean the use of a Licensed Product(s) in the following (i) production or processing of **; (ii) **; (iii) industrial **;
     (iv) **; (v) ** technology; (vi) ** devices; or (vii) ** materials.

1.3 "Confidential Information" shall mean all information of either party related to Licensed Rights or a Licensed Product or otherwise designated as confidential by the disclosing party ("Discloser") which the Discloser provides to the other party ("Recipient") in accordance with the terms of this Agreement, in writing and designated as confidential or, if originally disclosed orally or otherwise, is reduced to writing marked as confidential and provided to the Recipient within thirty (30) days of the disclosure.

1.4 "Core Product" shall mean one or more Licensed Products characterized by substantially similar repeat units arranged in a defined sequence. A single Core Product therefore would encompass for example the following repeat units: A-B-A-A-B-C and A-B-A'-A-B-C (where the amino acid sequence of repeat unit A' is substantially similar to the amino acid sequence of repeat unit A).

1.5 "Date of First Commercial Sale (DFCS)" shall mean in respect of each Licensed Product the first arm's length transaction with a willing buyer for the sale of such Licensed Product into the market place for commercial uses by GCOR or its sublicensee.



** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.
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1.6  "Field" shall mean the research, development, production and/or sale of products or processes incorporating Licensed Patents or Licensed Know-How for any and all applications including but not limited to the Application Fields but excluding those applications that are subject to regulation in the United States under the Food, Drug and Cosmetics Act, the Medical Devices Act and any amendments or updates thereto (these regulated applications hereinafter referred to as the "Health Care Field").


1.7 "Licensed Know-How" shall mean any proprietary and confidential know-how owned or controlled by PPT on the Effective Date, including technical data, experimental results, techniques, methods, technology, processes, recipes and written materials related to recombinant, repetitive unit proteins and peptides as well as gene construction, protein polymer and corresponding DNA sequences, polymer production systems, acceptor vectors, plasmids, polymer gene and gene monomers, maps and DNA sequences for all plasmid constructs, host production cells, fermentation and recovery/purification protocols, and applications or use data of such proteins and protein polymers.

1.8 "Licensed Patents" shall mean patent applications owned or controlled by PPT as of the Effective Date as listed in Exhibit 1.8 attached hereto and any patents issued on any such patent applications and including any reissued patents, re-examined patents, divisions, renewals, continuations and continuations in part, substitutions, extensions or foreign counterparts thereof.

1.9 "Licensed Products" shall mean any product or process derived by, expressed, made or produced using the Licensed Rights within an Application Field or Additional Application Field.

1.10 "Licensed Rights" shall mean collectively PPT's Licensed Patents and Licensed Know-How.

1.11 "Net Sales" shall mean with respect to a Licensed Product, the ** or its subsidiaries (on a **) to unrelated third parties for a Licensed Product, less:

**



** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

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1.12    **

1.13    **

1.14    **

                         Article II - Grant of License

2.1 Subject to GCOR's compliance with the terms and conditions of this Agreement, for a period of eighteen (18) months from the Effective Date (the "Initial Grant Period") PPT hereby grants to GCOR a worldwide, royalty-bearing (in accordance with Article III below), exclusive (except as to pre-existing rights to license granted within the Field as specified in Exhibit 2.1 attached hereto) and sublicenseable (in accordance with
     Section 2.2 below) right and license to practice the Licensed Patents and Licensed Know-How to make, have made, use, promote, market, distribute, import and sell Licensed Products within the Field. Provided further that:

** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.
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     (a)  Upon expiration of the Initial Grant Period for the remainder of the term of this Agreement, GCOR's exclusive license will automatically convert to a worldwide, royalty-bearing (in accordance with Article III below), exclusive and sublicenseable (in accordance with Section
          2.2 below) right and license to practice the Licensed Patents and Licensed Know-How to make, have made, use, promote, market, distribute, import and sell Licensed Products within the Application Fields and, beginning on the date of addition to the license in accordance with Section 2.1(b), any Additional Application Fields added at any time during the term of this Agreement, subject to the provisions of Section 3.2 and Article V of this Agreement.
     (b) At any time during the term of this Agreement GCOR shall have the option to expand the Application Fields to include Additional Application Fields (the "Option"). To exercise its Option GCOR shall provide PPT written notice of its intent to initiate, either on its own or with a third party, a program for the development of Licensed Product in a specified Additional Application Field. GCOR shall not have the right to exercise such Option without the prior written approval of PPT, which approval shall not be untimely or unreasonably withheld. Upon such approval by PPT, the specified Additional Application Field shall be included within GCOR's exclusive license. Should GCOR fail to initiate a development program within the specified Additional Application Field within twelve (12) months from approval by PPT, GCOR's right and license to said Additional Application Field shall lapse.
      (c) Furthermore, during the term of this Agreement PPT hereby grants GCOR a right of first refusal for the development, manufacture, use and sale of product(s) developed using the Licensed Rights for any use within the Field and outside the Application Field(s) and any approved Additional Application Field(s) included within GCOR's exclusive license pursuant to Section 2.1(b). Subject to GCOR's right of first refusal, in the event PPT identifies a product opportunity for development within the Field and outside the Application Fields(s) and any approved Additional Application Field(s), PPT shall prior to initiating such development itself or with a third party through a license, collaboration or otherwise provide GCOR the opportunity to develop the product. PPT shall do so by providing GCOR with a written offer that shall include, at a minimum a description of the proposed product and applications and such other information as may be reasonably available and may be necessary for GCOR to evaluate such product opportunity. GCOR shall accept or decline the offer within forty-five (45) days of its receipt of the offer. If GCOR accepts the offer the product and application field shall become subject to the terms and conditions of this Agreement. Likewise, subject to GCOR's right of first refusal, if a third party should approach PPT requesting a license or collaboration to develop a product within the Field and outside the Application Field(s) and any approved Additional Application Field(s), PPT shall provide GCOR with a written offer that shall include at a minimum, (i) a description of the proposed product and application; (ii) the proposed license or collaboration structure with respect to such product and applications; and (iii) any other applicable material terms or conditions. GCOR shall accept or decline the offer within forty-five (45) calendar days after receipt of such offer. A failure to respond shall be a decline of the offer.

2.2 GCOR shall have the right to sublicense its exclusive right and license to practice the Licensed Patents and Licensed Know-How except to the extent such relate to gene construction and polymer production technology without PPT's prior approval. GCOR shall also have the right to sublicense or otherwise transfer its exclusive right and license to practice the Licensed Patents and Licensed Know-How related to gene construction and polymer production technology to third parties as necessary for the commercialization of

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     Licensed Products subject to PPT's approval which approval shall not be unreasonably withheld. GCOR shall be responsible for compliance by sublicensees with the terms and provisions of this Agreement.

2.3 PPT retains all rights to the Licensed Rights not expressly granted to GCOR pursuant to this Agreement. Subject only to the rights granted to GCOR pursuant to this Agreement, title to the Licensed Rights shall at all times after the initial grant paeriod remain with PPT. Subject to GCOR's Option and right of first refusal pursuant to Section 2.1(b) and (c) respectively, PPT shall at all times have the right to freely use the Licensed Rights outside of the Application Field or Additional Application Fields, as applicable. In addition, PPT, in its sole discretion, shall have the right to use or license the Licensed Rights to any third parties for uses in the Health Care Field. Periodically and at least one time per year the parties will meet and discuss their respective efforts with the Licensed Rights including any modifications, enhancements and improvements to the Licensed Rights ("Improvements") which have been made by either party. To the extent that GCOR makes any Improvements which may be useful in the Health Care Field, the parties will discuss and agree on how to commercialize such Improvements in the Health Care Field.

                        Article III - Fees and Royalties

3.1  Upfront Payment.  Within fifteen (15) days of the Effective Date, GCOR
     ----------------
     shall pay PPT a lump sum non-refundable payment of Seven Hundred and Fifty Thousand US Dollars ($750,000).

3.2  Milestone Payments.  In consideration of PPT entering into this Agreement
     -------------------
     and the right and licenses granted to GCOR hereunder, during the term of this Agreement, GCOR will pay PPT certain milestone payments (the "Milestone Payments") as detailed below:

     **

3.3  Royalties.  Prior to commercialization of any Licensed Product GCOR and PPT
     ---------
     shall in good faith agree on the applicable PPT Intellectual Property Class (Class I-IV) of the Core Product embodied in the proposed Licensed Product. For each Royalty Payment due under this Agreement: (i) the weighted average selling price of Licensed Product will be determined, which together with the PPT Intellectual Property Class determination results in a Selling Price Multiplier; and (ii) actual annual Net Sales of each Licensed Product will be determined and summed to yield the Core Product Net Sales, which together with the PPT Intellectual


** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.
                                       5
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     Property Class determination results in a Net Sales Multiplier. For illustrative purposes only, a hypothetical determination of the weighted average selling price for Licensed Product and Core Product Net Sales are set forth in Exhibit 3.3.

     (a)  Royalties on GCOR Sales of Licensed Product.  Taking each of these
          -------------------------------------------
          factors into consideration the Net Effective Royalty Rate payable by GCOR on Net Sales of a Licensed Product will be calculated using the following formula:

          Net Effective Royalty Rate=(royalty rate for applicable PPT Intellectual Property Class) X (Selling Price Multiplier) X (Net Sales Multiplier).

          The Net Effective Royalty Rate for each Licensed Product will be multiplied by GCOR's Net Sales of the Licensed Product to calculate the royalty payable to PPT. For illustrative purposes only, hypothetical calculations of Net Effective Royalty Rates are set forth in Exhibit 3.3(a).

     (b)  Royalties for Third Party Sales of Licensed Product.  In the event a
          ---------------------------------------------------
          third party licensee sells Licensed Product the Net Effective Royalty Rate shall be calculated in the same manner as detailed in section 3.3
          (a), however rather than multiplying the Net Effective Royalty Rate by GCOR's Net Sales, the Net Effective Royalty Rate shall be multiplied by GCOR's share or interest in the Licensed Product or the Licensed Product-related revenue from the third parties' sales of Licensed Product.

3.4  Third Party Royalty Obligations.  Except as provided in Section 3.4(a)
     --------------------------------
     below, GCOR's total royalty rate for a Licensed Product will not exceed **. Accordingly if the manufacture, use or sale of a Licensed Product requires one or more license(s) to third party intellectual property in addition to PPT Licensed Rights, PPT's Net Effective Royalty Rate shall be reduced by the royalty rate due by GCOR to said third party(s) so that GCOR's total royalty rate does not exceed **.

     (a)  **

                        Article IV- Payments and Reports

4.1  Net Sales Records; Reports.  GCOR shall keep complete and correct records
     ---------------------------
     of Net Sales of Licensed Products sold by GCOR for a period of three (3) years after the making of a royalty payment under this Agreement. Annually, GCOR will provide PPT a report summarizing any susblicensing arrangements, joint ventures, strategic alliances or other partnering arrangements and any third party activity relating to the Licensed Rights.

4.2  Royalty Payments for GCOR sales.  Royalty payments shall be made within
     --------------------------------
     thirty (30) days of the end of each calendar quarter during the term of this Agreement. Accordingly, royalty payments under this Agreement shall become due and payable on each April 30, July 31, October 31 and January 31 for the preceding quarter. Royalties for the first three (3) quarters will be pro-rated based on projected annual Net Sales. At the end of the calendar year when actual annual Net Sales information is available, GCOR will adjust up or down the fourth quarter payment to reconcile projected Net Sales and actual Net Sales and the royalties due. Payment shall be accompanied by a report showing the gross receipts from sales of Licensed Products less the deductions permitted in Section 1.11 and the resulting Net Sales used in the

** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.
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     computation of the royalty payments as well as any reductions in the royalty obligation of GCOR pursuant to Section 3.4.

4.3  Payments for Third Party Sales.  If product revenue is generated by GCOR's
     -------------------------------
     sublicensee's sale of Licensed Product or the sale of Licensed Product by any other entity including, without limitation, pursuant to a joint venture, strategic alliance or other partnering arrangement, rather than GCOR's direct sale of such Licensed Product, and GCOR therefore receives its revenue or any other form of payment based on any third party's product-related revenue, then GCOR shall keep complete and correct records of payments received by it based on product-related revenues.

4.4  Currency and Exchange Rates.  GCOR shall make all payments to PPT under
     ----------------------------
     this Agreement in US Dollars and to a bank account to be designated by PPT. Net Sales shall be calculated on the basis of the rates of exchange as quoted by the Wall Street Journal (US Edition) using the weighted average
                   -------------------
     exchange rate of the calendar year royalty period in which the corresponding sales of Licensed Product were made.

4.5  Audit.  GCOR shall allow PPT to appoint a firm of independent certified
     -----
     public accountants to whom GCOR has no reasonable objection. GCOR shall give such accountants access, during ordinary business hours and subject to a reasonable advance notice, to such books, records and personnel of GCOR as are necessary to verify the accuracy of any royalty or equivalent payment made or payable under the Agreement. Such access shall be granted no more than once in a calendar year, at PPT's request and expense. The independent certified accountants will be under a confidentiality obligation to GCOR to disclose to PPT in its report only the amount of royalties payable under the Agreement. If the results of any such audit reveal a net underpayment by GCOR to PPT of amounts due pursuant to this Agreement, then GCOR shall within thirty (30) calendar days of receipt of notice by GCOR of such underpayment pay to PPT (i) the amount of such underpayment plus interest accrued at the lower of (a) the rate of prime rate plus one percent (1%) per annum and (b) the highest rate allowed by applicable law and (ii) the reasonable costs and expenses incurred by PPT in connection with such audit. If the results of such audit reveal a net overpayment by GCOR to PPT of any amounts due pursuant to this Agreement, then GCOR shall receive a credit in the amount of such overpayment against any royalty payments due to PPT.

                            Article V - **

5.1  GCOR's ** license as granted in Article III will ** license subject to
     Section 5.2 hereof if GCOR fails to make a combined Minimum Payment arising from either (i) Milestone Payments and Royalties but excluding the Seven Hundred and Fifty Thousand US Dollars ($750,000) upfront fee; or (ii) a lump sum payment to PPT as follows:
     **

** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

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5.2  If GCOR fails to make the combined Minimum Payments in the time periods set forth whether through Milestone Payments and Royalties or lump sum payments in the relevant time period specified in Section 5.1 (a)-(c) then GCOR's ** license shall be ** license to develop, make, have made, use, promote, import and sell Licensed Products, the development of which has already been initiated, in the applicable Application Fields and Additional Application Fields .

                        Article VI - Technology Transfer

6.1 Promptly after the Effective Date PPT shall transfer the Licensed Know-How to GCOR as specified in that certain letter dated December 21, 2000 from PPT to GCOR. In consideration of the fees paid by GCOR this transfer shall be free of additional charge and shall include costs incurred by PPT associated with up to three (3) days of consultation by PPT research and development personnel to enable the effective and efficient transfer of the Licensed Know How to GCOR. In addition to the initial transfer, GCOR may request at its expense additional consulting from PPT personnel up to an additional five (5) days. GCOR will bear reasonable and customary consultation fees for any such additional consulting requested.

                             Article VII - Warrants

7.1 PPT shall grant warrants to GCOR pursuant to definitive warrant agreements attached hereto ** as follows:

     (a) Stock warrants for shares of PPT common stock valued at Five Hundred Thousand US Dollars ($500,000) **

     (b) Stock warrants for shares of PPT common stock valued at Five Hundred Thousand US Dollars ($500,000) **

       Article VIII - Representations and Warranties and Indemnification

8.1  Representation and Warranties By PPT.  PPT represents and warrants to GCOR
     -------------------------------------
     that:
     (a)  it has the authority to enter into this Agreement;
     (b) it owns the Licensed Rights and/or has the right to grant to GCOR the license granted under Article II hereof and that said licenses do not conflict with or violate the terms of any agreement between PPT and any third party;
     (c) there is no ongoing administrative or judicial proceeding contesting the inventorship, ownership, validity or enforceability of any element of the Licensed Rights nor has there been any such administrative or judicial proceeding in the past;

** Material is confidential and has bee omitted and filed separately with the Securities and Exchange Commission.

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     (d)  it has not as of the Effective Date, granted the right to license the
          Licensed Rights to any third party in the licensed Field except as disclosed in Exhibit 2.1; and
     (e) PPT has no third party agreements which would be violated by the disclosure or transfer to GCOR of Licensed Know-How.

8.2  Representations and Warranties By GCOR.  GCOR represents and warrants to
     ---------------------------------------
     PPT that:

     (a)  GCOR has the authority to enter into this Agreement;
     (b) this Agreement does not conflict with the terms of any other agreement to which it is subject; and
     (c) GCOR is in compliance with: (i) all laws applicable to the purchase, storage, transport, labeling, distribution or commercialization by it of the Licensed Product, Licensed Know-How and Licensed Patents; (ii) the U.S. Export Administration laws and regulations and shall not export or re-export any technical data or intellectual property, or the direct products of such technical data or intellectual property, or Licensed Product to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized to do so by the U.S. government.

8.3  Indemnification by PPT.  PPT shall defend, indemnify and hold GCOR harmless
     -----------------------
     against any liability, damage, cost or expense, including reasonable legal fees arising out of or resulting from: (i) PPT's breach of a material term of this Agreement; (ii) PPT's breach of any representation or warranty set forth in Section 8.1; and (iii) any third person claim(s) or suit(s) made or brought against GCOR to the extent such liability arises out of or relates to PPT's gross negligence or willful misconduct with regard to the licenses granted herein by PPT to GCOR or the transfer of Licensed Know-How hereunder by PPT.

8.4  Indemnification by GCOR.  GCOR shall defend, indemnify and hold PPT
     ------------------------
     harmless against any liability, damage, cost or expense, including reasonable legal fees arising out of or resulting from: (i) GCOR's breach of a material term of this Agreement; (ii) GCOR's breach of any representation or warranty set forth in Section 8.2; and (iii) any third person claim(s) or suit(s) made or brought against PPT to the extent such liability arises out of or relates to GCOR's manufacture, use or sale of Licensed Products or use of the PPT Licensed Rights, except to the extent such liability is the result of PPT's gross negligence or willful misconduct.

8.5  Notice and Cooperation.  If either party receives notice of any claim or of
     ----------------------
     the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 8.3 or 8.4 hereof may apply:

     (a) the party seeking indemnification shall notify the indemnifying party of such fact within fourteen (14) days at the address noted in Section 13.7; provided that the failure to so notify shall not release an indemnifying party of its obligations hereunder unless such failure shall be materially detrimental to the defense of any such action, proceeding or investigation; and
     (b) the party seeking indemnification shall cooperate with and assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided.

8.6  Defense and Settlement.  The indemnifying party shall control the defense
     -----------------------
     of any claim and/or suit for which indemnification is provided under this
     Article VIII.  This agreement of

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     indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

8.7  Limitation on Damages.  Notwithstanding any provision in this Agreement to
     ----------------------
     the contrary, in no event will PPT or GCOR be liable for special, exemplary, incidental or consequential damages or for damages of any kind based upon the loss of revenue or anticipated profits.

                      Article IX - Collaboration Agreement

9.1  Collaboration Agreement.  At any time within three (3) years of the
     ------------------------
     Effective Date of the Agreement at GCOR's request and discretion, it may notify PPT of its intent to enter a subsequent funded research and development collaboration agreement with PPT (the "Collaboration"). If GCOR provides timely notice to PPT and the parties commence such a Collaboration no sooner than the second year of the License Agreement, then PPT shall make personnel available for funded research and development of up to Five Hundred Thousand US Dollars ($500,000) over a twelve (12) month funding period. Any such Collaboration shall be memorialized in a definitive agreement including a work plan detailing the efforts to be undertaken in the program as well as terms and conditions for GCOR's funding and such other terms and conditions as the parties mutually agree upon. All intellectual property rights arising from such a Collaboration shall be licensed to GCOR under reasonable terms and conditions and in no event under terms less favorable than those included herein. Furthermore said terms and conditions shall take into consideration GCOR's funding of the Collaboration. Notwithstanding the foregoing, PPT shall have no obligation whatsoever to enter into the Collaboration if GCOR is in breach of any provision of this Agreement.

          Article X - Patent Maintenance, Prosecution and Enforcement

10.1 PPT, at its expense, shall use commercially reasonable efforts to prosecute and maintain the Licensed Patents only in **. PPT will provide GCOR an update on the status of all Licensed Patents periodically (not to exceed two times per calendar year) upon GCOR's reasonable request.

10.2 In the event that GCOR provides PPT with written notice of and evidence establishing a substantial case of infringement of a Licensed Patent by a third party with a product similar to a Licensed Product which infringing product is made, used or sold using Licensed Rights, PPT may at its sole discretion within thirty (30) days of receipt of such notice and evidence take action it deems appropriate to abate such infringement. If PPT elects to take action against such infringement, at GCOR's discretion it may advance to PPT one-half of the total costs and expenses related to such action and in return receive a credit against royalty payments due PPT for all such advanced amounts. In addition, GCOR shall render all reasonable assistance in connection therewith including being named as a party, if necessary. In such an event, GCOR shall have the right to be represented in that action by counsel of its own choice and at GCOR's expense.

     If PPT fails to take action against such infringement or possible infringement, GCOR to the extent allowable by law shall have the right at its sole discretion to take any necessary action against such infringement or possible infringement. In no event shall GCOR settle or abate such infringement by granting any rights to Licensed Patents without the prior written consent of PPT. If GCOR elects to take action against such infringement, PPT shall render all reasonable assistance to GCOR, at PPT's cost and expense in connection therewith including being named as a party, if necessary. In such event, PPT shall have the right to be

** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     represented by counsel of its own choice and at PPT's expense. Alternatively, at its sole discretion, PPT may assign to GCOR all of its right, title and interest in the relevant Licensed Patent(s).

     The party enforcing any Licensed Patent shall bear the cost and shall have the right to any sum recovered in such proceedings in proportion to its costs in such proceeding.

                          Article XI - Confidentiality

11.1 In consideration of disclosure by either of the parties to the other party of Confidential Information, the Recipient undertakes for the term of this Agreement and five (5) years thereafter to treat received information as strictly secret and therefore not to disclose it to any third party (except reliable employees and affiliates and sublicensees under similar secrecy obligations), and to make no commercial use of it except for the purposes of this Agreement or except as otherwise specifically provided for herein. This obligation does not apply to:

     (a) information which, at the time of disclosure, is already in the public domain;

     (b) information which, after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

     (c) information which the Recipient is able to prove by competent written evidence to have been in the Recipient's possession prior to any disclosure by the Discloser;

     (d) information which is hereafter lawfully disclosed by a third party to the Recipient, which third party did not acquire the information under a still effective obligation of confidentiality to the Discloser; and

     (e)  information which is independently developed by or for a party.

11.2 Press Release.  Neither party shall issue any public statement concerning
     -------------
     the existence or terms of this Agreement or any activities related hereto without consulting and agreeing with the other party on the nature, text and timing of such public statement. However, each party may disclose this Agreement or any activities related hereto without the other party's approval if such approval has been requested but not received within forty-eight (48) hours and such party concludes, after consulting with its legal advisors, that it is required by law or regulatory or listing agency to disclose the transaction or part thereof. Furthermore, GCOR shall be free to disclose through a press release or otherwise any third party transaction(s) it concludes relating to the Licensed Rights without PPT's approval. GCOR will endeavor but is not obligated to provide PPT with prior notice of such proposed disclosure and to acknowledge PPT as GCOR's licensor of the Licensed Rights.

                        Article XII - Term & Termination

12.1 Term.  This Agreement shall commence on the Effective Date and shall
     ----
     continue until expiry of the last remaining Licensed Patent, unless earlier terminated in accordance with this Article XII.

12.2  Termination.  Either party hereto shall have the right, by notice in
      -----------
     writing, to terminate this Agreement:

     (a) in the event that the other party is in default or breach of any material covenant, undertaking or obligation to be performed by that party hereunder including but not limited to (i) breach of the license terms under Article II such as use of the Licensed Rights outside the Field, (ii) breach of any of the payment provisions under Article III,
          (iii) breach of the representation and warranties under Article VIII,
          (iv) breach of confidentiality undertakings under Article XI, and such default or breach is not corrected or cured within for a non-monetary breach sixty (60) days after written notice thereof has been given by the non-defaulting party or for a monetary breach thirty (30) days after written notice thereof has been given by the non-defaulting party; or
     (b) in the event that the other party shall enter into any arrangement or composition with its creditors, or enter or be put into voluntary or compulsory liquidation (except for the purpose of any reorganization reasonably acceptable to the other party), or have its business enjoined into receivership by executive or judicial authorities.

12.3 GCOR shall be ** .Upon termination of this Agreement, GCOR shall immediately destroy and certify such destruction in writing to PPT, or return to PPT, all materials provided by PPT to GCOR under this Agreement, including, without limitation, all materials related to Licensed Know-How, Licensed Patents and Licensed Products.

12.4 Any termination under this Article shall be without prejudice to the rights of either party against the other then accruing or otherwise accrued under the Agreement.

12.5 Expiration of this Agreement pursuant to Section 12.1 or termination of this Agreement pursuant to Section 12.2 or 12.3 shall terminate all outstanding obligations and liabilities between PPT and GCOR arising from this Agreement except:

          (a) obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

          (b) the right to complete the manufacture and sale of Licensed Products which qualify as "work in progress" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Licensed Products;

          (c) obligations for record keeping and accounting reports for so long as Licensed Product is sold pursuant to this Agreement;

          (d) PPT's right to inspect books and records as in Section 4.5;

          (e) Representations and warranties and indemnity under Article VIII shall survive for a period of three (3) years after the date of expiration or termination of this Agreement;

          (f) Any cause of action or claim of GCOR and sublicensees or PPT accrued or to accrue because of any breach or default by the other party hereunder;

          (g) The confidentiality provisions of Article XI;

** Materials is confidential and has veen omitted and filed seperately with the securities and Exchange Commission.

          (h) All other terms, provisions, representation, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

                    Article XIII - Miscellaneous Provisions

13.1 Force Majeure.  Each of the parties hereto shall be excused from the
     -------------
performance of its obligations hereunder and shall not be liable for damages to the other in the event that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue for as long as the condition responsible for such excuse continues and for a period of thirty (30) days thereafter, provided that if such excuse continues for a period of one hundred and eighty (180) days, the party whose performance is not being prevented shall be entitled to withdraw from this Agreement. For the purpose of this Agreement circumstances beyond the effective control of the party which excuse said party from performance shall include, without limitation, acts of God, enactments, regulations or laws of any government, injunctions or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances and failure of public utilities or common carrier.

13.2 Non-Solicitation. As a material inducement to PPT executing, delivering
     ----------------
     and performing this Agreement, for a period of ** after the Effective Date GCOR agrees that it will not (i) solicit or attempt to solicit any employee of PPT to terminate his or her employment with PPT, or (ii) employ or solicit employment elsewhere of any employee or consultant of PPT, in each case without the prior written consent of PPT.

13.3   Independent Contractors.  Nothing in this Agreement is intended or shall
       -----------------------
be deemed to constitute a partnership, agency, employment or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by the parties as independent parties. Neither party shall incur any debts or make any commitment for or on behalf of the other party except to the extent, if at all, specifically provided herein or subsequently agreed upon.

13.4.  Limitation On Assignment.  Except as provided herein, neither party may
       ------------------------
assign this Agreement nor any interest or obligation hereunder except with the prior written consent of the other party, which consent shall not be unreasonably or untimely withheld. Either party may assign this Agreement in connection with the sale or transfer of all or substantially all of its business to which this Agreement relates without consent but with timely notice. Any permitted assignee shall assume all of the obligations of its assignor under this Agreement.

13.5 Amendments of Agreement.  This Agreement may be amended or modified or one
     -----------------------
or more provisions hereof waived only by a written instrument signed by both parties.

13.6 Severability.  In the event that any one or more of the provisions of this
     ------------
Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement and the parties to be invalid, illegal or unenforceable, such provisions shall be deleted in such jurisdiction; elsewhere this Agreement shall not be affected.

13.7 Article Headings.  The section headings contained in this Agreement are for
     ----------------
convenience only and are to be of no force or effect in construing and interpreting this Agreement.

13.8 Notices.  Any notice, report, request, approval, payment, consent or other
     -------
communication required or permitted to be given under this Agreement shall be in writing and shall for all purposes

** Materials is confidential and has been omitted and filed seperately with the securities and Exchange Commission.

be deemed to be fully given and received, if delivered in person or sent by registered mail, postage prepaid or by facsimile transmission to the respective parties at the following addresses:

               If to PPT:     Protein Polymer Technologies, Inc.
                              10655 Sorrento Valley Road
                              San Diego, CA 92121
                              Telefax: 858-558-6477
                              Attention: President


          If to Genencor:    Genencor International, Inc.
                             925 Page Mill Road
                             Palo Alto, CA 94304
                             Telefax:   650-845-6507
                             Attention: Senior Vice President
                                       Commercial & Legal Affairs


Either party may change its address for the purpose of this Agreement by giving the other party written notice of its new address.

13.9 Arbitration of Disputes.  Excepting only actions and claims relating to
     -----------------------
actions commenced by a third party against PPT or GCOR (including, without limitation, for injuries caused by a Licensed Product or in respect to a trademark or patent infringement claim), any controversy or claim arising out of or relating to the terms and conditions of this Agreement, or the decision to agree upon these terms, or the breach thereof, including questions of validity or termination hereof, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association. If such controversy or claim relates to patent validity then the Patent Arbitration Rules of the AAA shall apply; otherwise the Commercial Arbitration Rules of the AAA shall apply.
     There shall be one (1) arbitrator to be mutually agreed upon by the parties and to be selected from the Regional Panel of Distinguished Neutrals or such other source as the parties agree. If the parties are unable to agree upon such an arbitrator who is willing to serve within forty-five (45) days of receipt of the demand by the other party, then the AAA shall appoint an arbitrator willing to serve from the stated panel, or if no such panel exists, then from an appropriate AAA panel. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute.

     The requirements for arbitration are as follows:

     (a) The arbitration shall be held in the City of Los Angeles, State of California, U.S.A. and the arbitrator shall apply the substantive law of California except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act;

     (b) The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective;

     (c) The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party;

     (d) The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present, but no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase;

     (e) The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief;
     (f) The arbitrator shall not be empowered to award either party exemplary, consequential or punitive damages and the parties shall be deemed to have waived any right to such damages;
     (g) A qualified court reporter will record and transcribe the proceeding;
     (h) The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof;
     (i)  Prompt handling and disposal of the issue is important.
          Accordingly, the arbitrator will be instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrator's selection or appointment.
     (j) The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties' confidential information.
     (k) The fees of the arbitrator and the AAA shall be paid as designated by the arbitrator or, if he shall not so designate, they shall be split equally between the parties.

13.10  Non-Waiver For Failure To Enforce Compliance.  The express or implied
       --------------------------------------------
waiver by either party of a breach of any provision of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

13.11  Applicable Law.  This Agreement shall be construed and interpreted in
       --------------
accordance with the laws of the State of California.

13.12  Authority To Sign; Counterparts.  Each person signing below and each
       -------------------------------
       party on whose behalf such person executes this Agreement warrants that he, she or it as the case may be, has the authority to enter into this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original but all of which, taken together, shall constitute one and the same instrument.

13.13  Cumulative Rights.  The parties' rights under this Agreement are
       ------------------
       cumulative and non-exclusive and no exercise or enforcement by either of the parties of any right or remedy hereunder shall preclude the exercise or enforcement by either party of any other right or remedy hereunder or which either party is entitled by law to enforce.

13.14  Marking.  To the extent reasonably feasible GCOR agrees to mark all
       --------
       Licensed Product(s) made, used or sold under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws.


IN WITNESS WHEREOF, this License Agreement has been entered into on the Effective Date.


                         GENENCOR INTERNATIONAL, INC.


Date:  12/21/00            By:           /S/
       --------                ----------------------
                         Name:  Stuart L. Melton
                                ----------------
                         Title: Senior Vice President
                                ---------------------


                         PROTEIN POLYMER TECHNOLOGIES, INC.


Date:  12/21/00            By:           /S/
       --------                ----------------
                         Name:  John E. Flowers
                                ---------------
                         Title: Vice President
                                --------------

                                  Exhibit 1.8

                                Licensed Patents

  U.S. Patent No.                            Title                            Issue
                                                                               Date
  **

** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                             Exhibit 1.8 Continued

                                Licensed Patents


  U.S. Patent No.                            Title                            Issue
                                                                              Date
**


** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                  Exhibit 2.1

     **

     **

2. Proteinaceous polymers containing the amino acid sequences RGD or IKVAV (defined by standard single letter amino acid designations) useful in promoting cell culture, including derivatives and coated products thereof, for in vitro cell attachment and culture and/or for use under the limitations of a For Research Use Only label, where the use is based upon the cellular receptor binding activity of the RGD or IKVAV amino acid sequence, including uses for:
(i) screening of drugs and other bioactive materials; (ii) quality control and other analytical applications in research and/or development; and (iii) quality control and other analytical applications in the manufacture of other products.

** Material is confidential and has been omitted and filed seperately with the Securities and Exchange Commission.

                                Exhibit 3.2(b-c)



**

** Material is confidential and has been omitted and filed seperately with the Securities and Exchange Commission.

                                                                  Exhibit 3.3(a)

                                     [**]





** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                     [**]







** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                Exhibit 3.3(a)

                                     [**]





** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.